Exhibit 5.1

(212) 373-3000

(212) 757-3990

September 5, 2019

Apollo Global Management, Inc.

9 West 57th Street, 43rd Floor

New York, New York 10019

Registration Statement on Form S-3ASR

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3ASR, as amended today by Post-Effective Amendment No. 1 (as amended, the “Registration Statement”) of Apollo Global Management, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 100,000,000 shares of Class A common stock, $0.00001 par value per share (the “Shares”), of the Company.

Apollo Global Management, Inc.	2

The Shares are being registered for offer and sale from time to time by the selling shareholders named in the Registration Statement as provided by Rule 415 under the Act.

In connection with the furnishing of this opinion, we have examined original, or copies certified or otherwise identified to our satisfaction, of the Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation and by-laws of the Company, certified by the Company as in effect on the date hereof, and copies of resolutions of the Executive Committee of the board of directors of the Company relating to the Registration Statement and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Apollo Global Management, Inc.	3

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that upon due authorization by the Company of the issuance of the Shares, such Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/S/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP